EXHIBIT 14
CHEMED CORPORATION
POLICIES ON BUSINESS ETHICS

It is Chemed’s policy to conduct business in accordance with the highest standards of business ethics.  This requires that all directors and employees of the Company and its subsidiaries conduct all business in compliance with the law, avoid actual or potential conflicts of interest and act at all times with honesty and integrity.

The purpose of this communication is to provide guidance on the Company's policies on business ethics.

1.             Conflicts of Interest

Under established principles of law and Company policy, every director, officer and employee of Chemed Corporation, its divisions and subsidiaries, has a duty of undivided loyalty to the Company.  Accordingly, if confronted with a choice between the interests of the Company and personal economic interests or obligations or duties to others, you must act in the interests of the Company.

While it is not possible to describe all situations of potential or actual conflict, the following categories are listed as guidance:

1.
Receipt of compensation, gifts, entertainment, discounts, services, loans or any thing of value from any competitor of the Company and its subsidiaries or from suppliers, customers or others with current or anticipated business dealings with the Company or its subsidiaries (other than the receipt of minor gifts, entertainment, discounts, services or things of value not exceeding $100 per year from any one source).

2.
Retention of a stock or other financial interest in any firm described in (1) above.  This would not usually apply to the investment in securities of a publicly held corporation unless the investor's judgment in transactions involving the Chemed organization might be affected by factors such as the size of the investment or the amount of business done with the Company and its subsidiaries.  As a general rule, a 2% aggregate interest by a person, members of his family and associated individuals or companies would not present a problem.

3.
Acting as a director, officer, consultant, agent, employee or in some other capacity for a person or firm described in (1).  In addition, there are prohibitions on interlocking directorships and offices in certain situations.  To ensure compliance, all directors and officers of the Company should inform the Secretary prior to accepting any other directorship or office.

4.	Having an interest in any transaction involving the Company or its subsidiaries where the interest may affect the objective and impartial representation of the Company.

5.	Disclosure or other misuse of confidential information.

6.	Speculation or dealing in goods, commodities or products purchased, sold or otherwise dealt in or required by the Company and its subsidiaries.

7.
Conversion to personal benefit of a business opportunity in which the Company or a subsidiary might reasonably be expected to be interested, without first making it available to the Company or subsidiary.  For instance, you might learn of a business, an invention or other property for sale which the Company or a subsidiary might be interested in acquiring.  If you fail to disclose this to the Company and acquire the property, you may be legally accountable to the Company for profits realized.

8.
Trading in securities of the Company or its subsidiaries for quick profits or speculation.  The Company encourages its directors, officers and employees to invest in the Company's securities as part of a long-range investment plan in order to stimulate their interest in the success of the Company.  However, the Company discourages short-term trading since it might create pressures inconsistent with the impartial exercise of judgment on the Company's behalf.  In addition, the law requires all directors and certain officers of the Company to pay the Company any profits on purchases/sales made in any six month period.

9.
Interests, relationships or activities of the type described above taken by (a) family members, (b) any trust or estate in which either the employee or family members have a substantial interest, or (c) any partnership, corporation or other firm in which you are a partner, director or officer in which you or your family members have a substantial interest.

Where a conflict or potential conflict develops,  you should disclose promptly and fully to your superior all pertinent facts.  In many instances, the only consequences will be your disqualification from participating in a particular transaction, or a finding that the condition which appeared questionable is not significant.  In other cases, it may prove advisable for you to dispose of the outside interest or for other measures to be taken.

2.             Disclosure

The Company requires full, fair, accurate, timely and understandable disclosure in all reports and documents it files with or submits to the Securities and Exchange Commission  and in other public communications it makes.

All books and records of the Company and its subsidiaries shall be kept in such a way as to fully and fairly reflect all transactions.  Clear, open and frequent communication among all management levels and personnel on significant accounting, financial and operating matters will assist in achieving this, as well as help reach our operating goals.

No employee shall take any action to circumvent the Company’s system of internal controls.

Administrative and accounting controls in place shall assure that financial and other reports are accurately and reliably prepared, and fully and fairly disclose pertinent information.

3.            Clawbacks

Effective August 2, 2013, upon a restatement of the Company’s financial results (other than due to a change in applicable accounting rules), if the Compensation Committee determines that an officer of the Company subject to Section 16(b) of the Securities Exchange Act of 1934 has engaged in intentional or unlawful misconduct which materially contributed to the need for such restatement, the Committee will review all performance-based compensation awarded to or earned by such officer during the three years preceding such restatement.  Performance-based compensation means bonuses and other incentive and equity compensation awarded, the amount, payment, or vesting of which is calculated, either in total or in part, based on Company performance criteria measured during any part of the period covered by the restatement.  If the Committee determines that the amount of any such performance-based compensation would have been lower if it had been calculated based on the restated financial statement, the Committee may seek to recover any such excess amount.

4.             Legal Compliance

The Company and its subsidiaries require compliance with all applicable governmental laws, rules and regulations.

5.             Improper Payments and Bookings

The Company has a policy against the making of any improper, disguised or questionable payments or book entries of any kind.  There are also numerous laws imposing civil and criminal penalties for such acts, not only upon the Company, but the individuals as well.

As guidance, directors and employees may not:

1.	Use, directly or indirectly, any funds or other assets of the Company or any subsidiary for any unlawful purpose.

2.
Use, directly or indirectly, any funds or other assets of the Company or any subsidiary for political contributions of any kind or in any form (whether cash, other property, services or the furnishing of facilities) except in compliance with the Company’s Policies on Political Activities, or establish or administer any committee or other organization to raise or make political contributions.

3.	Establish or maintain undisclosed or unrecorded bank accounts or other funds or assets of the Company or any subsidiary.

4.
Make or permit any false, misleading or artificial entries on books or records of the Company or any subsidiary.  All transactions shall be appropriately authorized, recorded and evidenced by proper supporting documentation.

5.	Make any payment on behalf of the Company or any of its subsidiaries with the intention or understanding that it is to be used for a purpose other than that described by the supporting documents.

6.	Make any payment in violation of exchange control or tax regulations.

7.
Give gifts or favors to anyone with current or anticipated business dealings with the Company or its subsidiaries, if it could reasonably be interpreted for the purpose of improperly influencing a business decision.

8.	Offer or make any payment or gift, directly or indirectly, to any governmental official to assist the Company in obtaining, retaining or directing business.

6.            Reporting Violations

Any violation of these Policies on Business Ethics shall be promptly reported in writing to any employee’s supervisor, to the Company’s Secretary, or to the Company’s Internal Auditor.  You may also report them to the Company’s Theft and Fraud Hotline, 1-877-888-0003, 24 hours a day, 7 days a week.

The Company will investigate any reported violations and may take appropriate disciplinary action.  The Company forbids retaliation against those who in good faith report violations of these Policies on Business Ethics.

7.             Accountability for Adherence to Policies

Violations of these Policies on Business Ethics, even in the first instance, may result in disciplinary action up to and including termination of employment.

If you have any questions at any time concerning the Policies, discuss them with your superior, the Internal Auditor, or a person designated by the head of your division or subsidiary.

CERTIFICATE

I,                                                                               , certify that I have read the foregoing Policies on Business Ethics and will comply to the best of my knowledge and ability.

I understand that violating the Policies may result in disciplinary action up to and including termination of my employment.

I acknowledge my duty to advise my supervisor, the Company’s Secretary, or Internal Auditor, of any violations of these Policies.  I understand I may also do this by calling the Theft and Fraud Hotline, 1-877-888-0003.

Division or Unit Employed By	Signature

Title or Position	Date